CODE OF ETHICS

for

Forethought Variable Insurance Trust

Forethought Investment Advisors, LLC

1.	Introduction

This Code of Ethics (the “Code”) is adopted pursuant to Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”) by the board of trustees (the “Board”) of Forethought Variable Insurance Trust (the “Trust”), and each series thereof (the “Funds”), and pursuant to Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”) by the members of Forethought Investment Advisors, LLC (“FIA”). This Code sets forth the guidelines and procedures that promote ethical practices and conduct by all Access Persons and is designed to ensure that all Access Persons comply with the federal securities laws. Although this Code contains a number of specific standards and policies, there are four key principles embodied throughout the Code.

  The interests of the Funds must always be paramount. Access Persons have a legal, fiduciary duty to place the interests of the Funds ahead of their own. In any decision relating to their personal investments, Access Persons must scrupulously avoid serving their own interests ahead of those of the Trust.

  Access Persons may not take advantage of their relationship with the Funds. Access Persons should avoid any situation (unusual investment opportunities, perquisites and accepting gifts of more than token value from persons seeking to do business with the Funds) that might compromise, or call into question, the exercise of their fully independent judgment in the interests of the Funds.

  All Personal Securities Transactions should avoid any actual, potential, or apparent conflicts of interest. Although all Personal Securities Transactions by Access Persons must be conducted in a manner consistent with this Code, the Code itself is based on the premise that Access Persons owe a fiduciary duty to the Funds, and should avoid any activity that creates an actual, potential, or apparent conflict of interest. This includes executing transactions through or for the benefit of a third party when the transaction is not in keeping with the general principles of this Code.

Access Persons must adhere to these general principles as well as comply with the specific provisions of this Code. Technical compliance with the Code and its procedures will not automatically prevent scrutiny of trades that show a pattern of abuse of an individual’s fiduciary duty to the Funds.

  Access Persons must comply with all applicable laws. In both work-related and personal activities, Access Persons must comply with all applicable laws, including the federal securities laws.

Any violations of this Code should be reported promptly to the Chief Compliance Officer or her designee. Failure to do so will be deemed a violation of the Code.

2.	DEFINITIONS

  “Access Person” shall have the same meaning as set forth in Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”) and shall include:

(1)	all officers and trustees (or persons occupying a similar status or performing a similar function) of the Funds;

(2)	all officers and managers (or persons occupying a similar status or performing a similar function) of an Adviser with respect to its corresponding series of the Trust;

(3)	any employee of the Trust or an Adviser (or of any company controlling or controlled by or under common control with the Trust or an Adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Funds, or whose functions relate to the making of any recommendations with respect to the purchase or sale; and

(4)	any other natural person controlling, controlled by or under common control with the Trust or the Advisers who obtains information concerning recommendations made to the Funds with regard to the purchase or sale of Covered Securities by the Funds.

The defined term “Access Person” does not include any person who is subject to securities transaction reporting requirements of a code of ethics adopted by an administrator, Sub-adviser, or affiliate thereof in compliance with Rule 17j-1 of the 1940 Act, which has been submitted to, and approved by, the Board.

  “Advisers” means the investment advisers to the Trust, including any Sub-advisers.

  “Beneficial Ownership” means in general and subject to the specific provisions of Rule 16a-1(a)(2) under the Exchange Act, as amended, having or sharing, directly or indirectly, through any contract arrangement, understanding, relationship, or otherwise, a direct or indirect “pecuniary interest” in the security.

  “Chief Compliance Officer” means the CCO of the Trust and FIA.

  “Code” means this Code of Ethics.

  “Covered Security” means any Security, except (i) direct obligations of the U.S. Government, (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, and (iii) shares issued by open-end mutual funds other than Reportable Funds.

  “Decision Making Access Person” means any Access Person who, in connection with his or her regular functions or duties, makes or participates in or obtains information regarding recommendations on the purchase or sale of a security by the Funds, or whose functions relate to the making of any recommendations with respect to such purchases or sales. The defined term “Decision Making Access Person” also includes any natural person in a control relationship to the Trust or an Adviser who obtains information concerning the recommendations made to the Trust with regard to the purchase or sale of Covered Securities by the Trust, any supervised person of an Adviser who is involved in making securities recommendations for a Fund, or who has access to such recommendations that are nonpublic, and any supervised person of an Adviser who has access to nonpublic information regarding any Fund’s purchase or sale of securities, or regarding the portfolio holdings of any Fund or any other registered investment company whose investment adviser controls, is controlled by, or is under common control with an Adviser.

Decision Making Access Persons are typically, but are not necessarily, FIA personnel. For avoidance of doubt, the defined term “Decision Making Access Person” does not include any person who is subject to securities transaction reporting requirements of a code of ethics adopted by an administrator, Sub-adviser, or affiliate thereof in compliance with Rule 17j-1 of the 1940 Act, which has been submitted to, and approved by, the Board.

  “Funds” means series of the Trust.

  “Immediate family” means an individual’s spouse, child, stepchild, grandchild, parent, stepparent, grandparent, siblings, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and should include adoptive relationships. For purposes of determining whether an Access Person has an “indirect pecuniary interest” in securities, only ownership by “immediate family” members sharing the same household as the Access Person will be presumed to be an “indirect pecuniary interest” of the Access Person, absent special circumstances.

  “Independent Trustees” means those Trustees of the Trust that would not be deemed an “interested person” of the Trust, as defined in Section 2(a)(19)(A) of the 1940 Act.

  “Indirect Pecuniary Interest” includes, but is not limited to: (a) securities held by members of the person’s Immediate Family sharing the same household (which ownership interest may be rebutted); (b) a general partner’s proportionate interest in Fund securities held by a general or limited partnership; (c) a person’s right to dividends that is separated or separable from the underlying securities (otherwise, a right to dividends alone will not constitute a pecuniary interest in securities); (d) a person’s interest in securities held by a trust; (e) a person’s right to acquire securities through the exercise or conversion of any derivative security, whether or not presently exercisable; and (f) a performance-related fee, other than an asset based fee, received by any broker, dealer, bank, insurance company, investment company, investment manager, Trustee, or person or entity performing a similar function, with certain exceptions.

  “Pecuniary Interest” means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in securities.

  “Personal Securities Transaction” means any transaction in a Covered Security in which an Access Person has a direct or indirect Pecuniary Interest.

  “Purchase or Sale of a Security” includes the writing of an option to purchase or sell a Security. A Security shall be deemed “being considered for Purchase or Sale” for the Trust when a recommendation to purchase or sell has been made and communicated by or to a Decision Making Access Person, and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation. These recommendations are placed on the “Restricted List” until they are no longer being considered for Purchase or Sale, or until the Security has been purchased or sold. Notwithstanding anything in the foregoing to the contrary, a recommendation is not placed on the “Restricted List” if it is being considered for Purchase or Sale for the Trust by a Sub-adviser unless such recommendation has been communicated to an Access Person.

  “Reportable Fund” means any investment company for which FIA, or an entity controlling, controlled by, or under common control with FIA, serves as the investment adviser or principal underwriter.

  “Restricted List” means the list of securities maintained by the Chief Compliance Officer or her designee in which trading by Access Persons is generally prohibited.

  “Security” means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-Trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-Trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, or, in general, an interest or instrument commonly known as “security”, or any certificate or interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase (including options) any of the foregoing.

  “Sub-adviser” means any entity that, pursuant to a contract with FIA, regularly furnishes advice to a Fund with respect to the desirability of investing in, purchasing or selling securities or other property, or is empowered to determine what securities or other property shall be purchased or sold by a Fund.

  “Trust” mean the Trust.

3.	PROHIBITED ACTIONS AND ACTIVITIES

  No Access Person shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which he or she knows or should have known at the time of such purchase or sale;

(1)	is being considered for purchase or sale by a Fund, or

(2)	is being purchased or sold by a Fund.

b.	No Decision-Making Access Person shall purchase or sell, directly or indirectly for any account over which he or she has investment discretion, any Security on the Restricted List. The Chief Compliance Officer or her designee will update the Restricted List on an on-going basis and will make it available to all Decision-Making Access Persons.

Decision-Making Access Persons are generally prohibited from trading in issuers on the Restricted List for any account over which they have investment discretion. Decision-Making Access Persons should check the Restricted List prior to executing any personal Securities transactions. Depending on the relevant facts and circumstances, the Chief Compliance Officer or her designee may take additional steps deemed necessary with respect to the Restricted List to uphold the general principals of this Code.

  Access Persons may not accept any fee, commission, gift, or services, other than de minimus gifts, from any single person or entity that does business with or on behalf of the Trust;

  Decision-Making Access Persons may not serve on the board of directors of a publicly traded company without prior authorization from the Chief Compliance Officer or her designee based upon a determination that such service would be consistent with the interests of the Trust. If such service is authorized, procedures will then be put in place to isolate such Decision-Making

Access Persons serving as directors of outside entities from those making investment decisions on behalf of the Trust.

Advanced notice should be given so that the Trust or Advisers may take such action concerning the conflict as deemed appropriate by the Chief Compliance Officer or her designee.

  It shall be a violation of this Code for any Access Person, in connection with the purchase or sale, directly or indirectly, of any Covered Security held or to be acquired by a Fund:

(1)	to employ any device, scheme or artifice to defraud the Trust;
(2)	to make to the Trust any untrue statement of a material fact or to omit to state to the Trust a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;
(3)	to engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Trust; or
(4)	to engage in any manipulative practice with respect to the Trust.

4.	EXEMPTED TRANSACTIONS

The provisions described above under the heading Prohibited Actions and Activities and the preclearance procedures under the heading Preclearance of Personal Securities Transactions do not apply to:

  Purchases or Sales of Securities effected in any account in which an Access Person has no Beneficial Ownership;

  Purchases or Sales of Securities which are non-volitional on the part the Access Person (for example, the receipt of stock dividends);

  Purchase of Securities made as part of automatic dividend reinvestment plans;

  Purchases of Securities made as part of an employee benefit plan involving the periodic purchase of company stock or mutual funds; and

  Purchases of Securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sale of such rights so acquired.

5.	PRECLEARANCE OF PERSONAL SECURITIES TRANSACTIONS

All Decision-Making Access Persons wishing to engage in a Personal Securities Transaction involving, as defined in the 1933 Act, an Initial Public Offering (IPO) or a Limited Offering, must obtain prior authorization of any such Personal Securities Transaction from the Chief Compliance Officer or such person or persons that the Chief Compliance Officer may from time to time designate to make such authorizations. Personal Securities Transactions by the Chief Compliance Officer involving an IPO or Limited Offering, shall require prior authorization from the President or Chief Executive Officer of the Trust (unless such person is also the Chief Compliance Officer) or their designee, who shall perform the review and approval functions relating to reports and trading by the Chief Compliance Officer. The Trust and FIA shall adopt the appropriate forms and procedures for implementing this Code of Ethics.

Any authorization so provided is effective until the close of business on the trading day immediately following the day authorization is granted. In the event that an order for the Personal Securities Transaction involving an IPO or Limited Offering, is not placed within that time period, a new authorization must be obtained. If the order for the transaction is placed but not executed within that time period, no new authorization is required unless the person placing the order originally amends the order in any manner.

If a Decision-Making Access Person wishing to effect a Personal Securities Transaction learns, while the order is pending, that the same Security is being considered for Purchase or Sale by a Fund, he or she should consult with the Chief Compliance Officer or his or her designee.

6.	REPORTING AND MONITORING

The Chief Compliance Officer or such person or persons that the Chief Compliance Officer may from time to time designate shall monitor all personal trading activity of all Access Persons pursuant to the procedures established under this Code.

  Disclosure of Personal Brokerage Accounts

Within ten days of the commencement of employment or at the commencement of a relationship with the Trust or an Adviser, all Access Persons, except Independent Trustees, are required to submit to the Chief Compliance Officer or her designee a report stating the names and account numbers of all of their personal brokerage accounts, brokerage accounts of members of their Immediate Family, and any brokerage accounts which they control or in which they or an Immediate Family member has Beneficial Ownership. Such report must contain the date on which it is submitted and the information in the report must be current as of a date no more than 45 days prior to that date. In addition, if a new brokerage account is opened during the course of the year, the Chief Compliance Officer or his designee must be notified immediately.

The information required by the above paragraph must be provided to the Chief Compliance Officer or her designee on an annual basis, and the report of such should be submitted with the annual holdings reports described below.

Each of these accounts is required to furnish duplicate confirmations and statements to the Chief Compliance Officer or her designee.

  Initial Holdings Report. Within ten days of becoming an Access Person (and with information that is current as of a date no more than 45 days prior to the date that the report was submitted), each Access Person, except Independent Trustees, must submit a holdings report that must contain, at a minimum, the title and type of Security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Covered Security in which the Access Person has any direct or indirect Beneficial Ownership. This report must state the date on which it is submitted.

  Annual Holdings Reports. All Access Persons, except Independent Trustees, must supply the information that is required in the initial holdings report on an annual basis, and such information must be current as of a date no more than 45 days prior to the date that the report was submitted. Such reports must state the date on which they are submitted.

  Quarterly Transaction Reports. All Access Persons shall report to the Chief Compliance Officer or her designee the following information with respect to transactions in a Covered

Security in which such person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Covered Security:

•	The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and the principal amount of each Covered Security;
•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
•	The price of the Covered Security at which the transaction was effected; and
•	The name of the broker, dealer, or bank with or through whom the transaction was effected.
•	The date the Access Person Submits the Report.

Reports pursuant to this section of this Code shall be made no later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall include a certification that the reporting person has reported all Personal Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code. Confirmations and Brokerage Statements sent directly to each Adviser’s address noted above is an acceptable form of a quarterly transaction report.

An Independent Trustee need only make a quarterly transaction report if he or she, at the time of the transaction, knew, or in the ordinary course of fulfilling his or her official duties as a Trustee, should have known that during the 15-day period immediately preceding or following the date of the transaction by the Independent Trustee, the Covered Security was purchased or sold by a Fund or was considered for purchase or sale by a Fund.

7.	ENFORCEMENTS AND PENALTIES

The Chief Compliance Officer or her designee shall review the transaction information supplied by Access Persons. If a transaction appears to be a violation of this Code, the transaction will be reported to the Trust Board of Trustees.

Upon being informed of a violation of this Code, the Trust Board of Trustees may impose sanctions as it deems appropriate, including but not limited to, a letter of censure or suspension, termination of the employment of the violator, or a request for disgorgement of any profits received from a securities transaction effected in violation of this Code. The Trust shall impose sanctions in accordance with the principle that no Access Person may profit at the expense of its clients. Any losses are the responsibility of the violator. Any profits realized on personal securities transactions in violation of the Code must be disgorged in a manner directed by the Board of Trustees.

Annually, the Chief Compliance Officer at each regular meeting of the Board shall issue a report on Personal Securities Transactions by Access Person. The report submitted to the board shall:

•	Summarize existing procedures concerning Personal Securities investing and any changes in the procedures made during the prior year;
•	Identify any violations of this Code and any significant remedial action taken during the prior year; and;
•	Identify any recommended changes in existing restrictions or procedures based upon the experience under the Code, evolving industry practices or developments in applicable laws and regulations.

8.	Acknowledgment

The Trust must provide all Access Persons with a copy of this Code. Upon receipt of this Code, all Access Persons must do the following:

All new Access Persons must read the Code, complete all relevant forms supplied by the Chief Compliance Officer or his designee (including a written acknowledgement of their receipt of the Code), and schedule a meeting with the Chief Compliance Officer or her designee to discuss the provisions herein within two calendar weeks of employment.

Existing Access Persons who did not receive this Code upon hire, for whatever reason, must read the Code, complete all relevant forms supplied by the Chief Compliance Officer or his designee (including a written acknowledgement of their receipt of the Code), and schedule a meeting with the Chief Compliance Officer or his designee to discuss the provisions herein at the earliest possible time, but no later than the end of the current quarter.

All Access Persons must certify on an annual basis that they have read and understood the Code.